UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 31, 2007

Date of Report (Date of earliest event reported)

FOREVERGREEN WORLDWIDE CORPORATION

(Exact name of small business issuer as specified in its charter)

Nevada (State of incorporation)	000-26973 (Commission File No.)	87-0621709 (I.R.S. Employer Identification No.)
972 North 1430 West, Orem, Utah 84057 (Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code:  (801) 655-5500

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2007, ForeverGreen Worldwide Corportaion’s board of directors accepted the resignation of Robert Reitz as Chief Financial Officer and Treasurer.  Mr. Reitz will continue his involvement with ForeverGreen Worldwide as a Director and serving as our Sr. Vice President of Business Analysis.

On July 31, 2007, our board of directors appointed Paul T. Frampton to serve as our Chief Financial Officer and Treasurer.  Mr. Frampton is 42 years old and has over fifteen years of senior management experience, primarily focused in the accounting field for the network marketing industry.  He was employed as a Certified Public Accountant for Grant Thornton for four years and has experience auditing network marketing companies.  From October 2005 through June 2007 he has been employed as our Vice President of International Sales.  He has been primarily responsible for the expansion of our operations and sales in Australia, New Zealand, Singapore, Japan and the European Union markets - UK, Germany and the Netherlands.  From May 1994 to September 2005 he was employed by Unicity International, Inc. and one of its predecessor companies, Enrich International, Inc.  He started there as the Director of International Finance and Tax Manager and was promoted to Senior Managing Director of Malaysia/Southeast Asia in 2000, then he was appointed as General Manager of Canada, and he served as Vice President of the Americas.  Mr. Frampton received a Master of Accountancy and a Bachelor of Sciences from Brigham Young University.

Mr. Frampton has never filed personal bankruptcy or bankruptcy for a business for which he was an executive officer.  Nor has he been the subject of, or convicted in, a criminal proceeding.  He has not been barred or limited from involvement in any business, securities or banking activities; nor has he violated a federal or state securities or commodities law.

Mr. Frampton currently has an employment agreement with ForeverGreen Worldwide, dated March 12, 2007.  Under the agreement Mr. Frampton is an at-will salary employee.  He receives a salary of $128,500 per year and for a period of four years we agreed to grant him 27,536 shares of our common stock for each full year of employment.  He also agreed to maintain the confidentiality of our business and client information and agreed to not compete with our business for a period of six months from the date his employment agreement is terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREVERGREEN WORLDWIDE CORPORATION

Date: July 31, 2007

By:   /s/ Ronald Williams

Ronald Williams, President